Exhibit 10.2

The Directors

Global Telesat Communications Limited

19-25 Nuffield Road

Nuffield Industrial Estate

Poole

Dorset

BH17 0RU

29th April 2020

Coronavirus Business Interruption Loan Agreement

THIS IS AN IMPORTANT LEGAL DOCUMENT THAT YOU SHOULD READ IN ITS ENTIRETY USING A DEVICE WITH A LARGE SCREEN, SUCH AS A TABLET, LAPTOP OR SIMILAR. WE RECOMMEND THAT YOU OBTAIN INDEPENDENT LEGAL ADVICE AND MAKE SURE YOU UNDERSTAND IT BEFORE YOU SIGN IT.

YOU ARE RESPONSIBLE FOR REPAYING THE WHOLE OF THIS LOAN AT ALL TIMES. WE WILL ALWAYS TRY TO RECOVER THE FULL AMOUNT OF THE LOAN FROM YOU OR FROM ANY SECURITY PROVIDED TO US FIRST.

We are pleased to offer you a committed sterling term loan facility (the Facility). This agreement sets out the terms that apply to the Facility.

This agreement is between you and us.

By ‘you’ and ‘your’ we mean everyone or every business we have offered to provide the Facility to.

By ‘us’, ‘we’ and ‘our’, we mean HSBC UK Bank plc, or another entity that we transfer our rights and/or obligation to under the agreement to.

1. What we are providing and what it will cost you

The details of this Facility are:

Limit	£250,000.00 (the Limit).

Currency	Sterling

Purpose	You will only use the loan we provide under this Facility (the Loan) for general working capital requirements. We will not monitor or check how you use the Loan.

HSBC UK Bank plc. Registered in England and Wales (company number: 9928412).

Registered Office: 1 Centenary Square, Birmingham, B1 1HQ. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register number: 765112).

1

Drawdown Period	You may draw down the Loan from the date you accept this agreement (the Acceptance Date) to the date falling 60 days after the Acceptance Date.

Cancellation

If you do not make a draw down within the Drawdown Period, we will cancel the Facility and you will immediately pay us any amounts owing to us in connection with the Facility.

If you do not draw down the Loan in an amount equal to the Limit within the Drawdown Period, we will cancel the undrawn portion of the Facility at the end of the Drawdown Period.

We may cancel the Facility and require you to pay all amounts outstanding under the Facility if it becomes unlawful for us to comply with this agreement or to provide the Facility.

Repayments

You are responsible for paying back the money you owe us.

You won’t need to make any repayments of capital for the first 12 months after the date you draw down the Loan (the Initial Repayment Free Period). Your first repayment will be made on the date 13 month(s) after the date you draw down the Loan and you will repay the Loan in 59 monthly instalments of £4,166.67 (exclusive of interest). You will then make a final repayment of £4,166.47 on the Final Repayment Date.

Once you have made a repayment or prepayment you cannot redraw that amount of the Loan that was repaid or prepaid.

As well as repaying the Loan, you will also pay us interest as detailed below.

We may change the amount of your repayment instalments if you make a prepayment or if it is required to accurately reflect the remaining amount payable by you.

In any event you must pay us all outstanding amounts under this Facility (including accrued interest) by the Final Repayment Date.

Final Repayment Date	The date 6 years from the date of the drawdown of the Loan.

Deferred Capital Repayments	You can request to defer some of your capital repayments provided that:

(a)	no Event of Default has occurred and is continuing;

(b)	you elect to defer the repayments before the Final Repayment Date; and

(c)	the term of the Loan (including any extended term) does not exceed 6 years from the date of drawdown of the Loan.

You must defer at least three monthly repayment(s) each time you elect to defer and cannot defer more than 24 months’ worth of repayments in total including those repayments which were deferred during the Initial Repayment Free Period.

2

If you elect to defer any capital repayments we will either:

	(a)	extend the Final Repayment Date by the number of deferred repayments (provided that this does not extend the Final Repayment Date to a date which is more than 6 years from the date of drawdown of the Loan); or

	(b)	adjust the amount of the repayment amounts to be paid by you following the deferred period.

We will confirm which option we have chosen as soon as we can following our receipt of your notice of deferral.

Deferring your capital repayments will not affect your obligation to pay us interest, which will still accrue and will be payable as set out in this letter.

Voluntary Prepayments	You can prepay the Loan at any time if:

	(a)	you give us at least 5 business days’ written notice;

	(b)	the amount of the prepayment is equal to 10% or more of the Limit or, if less, the balance of the Loan; and

	(c)	you also pay us all accrued interest on the amount prepaid.

If you make a prepayment you will still have to make the repayments set out above but we may adjust the repayment amounts.

You must pay us the following fees and interest in connection with the Facility:

Fixed Rate Break Fee	If we have offered you a fixed rate following a request under clause 4 of this agreement you may ask us in writing to change the interest rate applicable to the Loan from a fixed rate back to the Bank of England Base Rate. If you do this, or if you make any prepayment during the Fixed Rate Period, you must pay us a fee equal to:

	(a)	for each full year of the Fixed Rate Period remaining, 1% of the amount voluntarily prepaid, or if we are changing the rate to the Bank of England Base Rate, 1% of the amount of the Loan which remains outstanding at that time; and

	(b)	for each part of a year remaining, 1% of the amount prepaid or if we are changing the interest rate to the Bank of England Base Rate, 1% of the amount of the Loan which remains outstanding at that time, divided by 365 and multiplied by the number of days remaining in that partial year.

Security Fees	Debenture Bank fee: £180 Bank fee for registration at Companies House: £50 Companies House registration fee: £15

Interest

Interest at a rate of 3.99% per annum over the Bank of England Base Rate payable on the outstanding principal amount of the Loan monthly and on the Final Repayment Date. We will either debit these interest payments from your account held with us (or any other nominated bank account, the details which have been confirmed and accepted by us) or your Loan account and will continue to do so until the Loan is fully repaid.

3

If you elect to apply for the business interruption payment (the BIP) from the UK Government (which was set out in the BIP offer letter provided to you) you won't need to make any payment of interest to us for the first 12 months after the date you draw down the Loan. This is because the BIP will cover those interest payments on your behalf. Your first payment of interest will therefore be on the date 13 months after the date you draw down the Loan and then monthly thereafter.

If you do not elect to apply for the BIP, no interest payments will be covered on your behalf and you will therefore be responsible for the payment of all interest accrued on the Loan.

The amount of interest you pay may change if, for example, there is a change in the Bank of England Base Rate.

If the Bank of England Base Rate is less than zero, the Bank of England Base Rate shall be deemed to be zero.

If you ask us in writing we will tell you the interest rate that is applicable to your Loan at that time.

You are not required to pay any fee to benefit from the CBILS. Please see schedule 3 for further details.

Your total indicative costs for the first 12 months following drawdown of the Loan, which will be covered by the BIP (should you elect to apply for it), will be £10,470.00 which is comprised of £10,225.00 interest and £245.00 security fees.

2. What we need from you

Before you draw down under the Facility you must provide us with the following documents in a form we are happy with:

(a)	General Conditions

(i)	a signed copy of this letter;

(ii)	a duly signed, dated and completed copy of the business interruption payment offer letter confirming whether you do/do not want to apply for a business interruption payment;

(iii)	a resolution of your board of directors approving your entry into this agreement and the Documents;

(iv)	evidence of who is authorised to make drawings from an account on your behalf or a bank mandate. If you don’t give this to us we will assume that anyone who is authorised to instruct us to make payments on your behalf in Sterling in the amount of the relevant drawing from an account held with us is authorised; and

4

(v)	the form of information declaration provided to you by us, duly signed, dated and completed without any amendments or variations;

(b)	Security

(i)	the following security documents, signed by the relevant parties (other than us):

1.	Debenture comprising fixed and floating charges over all the assets and undertaking of the Borrower including all present and future freehold and leasehold property, book and other debts, chattels; goodwill; uncalled capital, both present and future.

(ii)	evidence that you, or the person providing us with any security, has good and marketable title to the assets it is securing; and

(iii)	any documents we need to enable us to register the security;

(c)	Others

(i)	all information needed for us to comply with our “know your client” requirements.

We will let you know if something further is needed and when we are happy with the form of the documents.

We will allow you to draw down the Loan if:

(a)	we have everything we have asked from you under this clause 2; and

(b)	no Event of Default or Potential Event of Default is continuing or would result from the drawdown.

By Event of Default we mean any of the events set out in clause 8 of this letter and by Potential Event of Default we mean an event or circumstance which would, with the expiry of a grace period, the giving of notice or the making of any determination be an Event of Default.

A Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived by us.

3. How you can request the Loan

You must provide us with a drawdown request by 9.30am on the morning of the proposed drawdown date.

The drawdown request must be in the form set out in schedule 1, or in such other form as we agree, and include:

(a)	the proposed drawdown date;

(b)	the amount of the Loan; and

(c)	details of the bank account to which the Loan should be paid.

5

Once you have submitted the request it cannot be amended or withdrawn.

You can only make one drawdown and it must be in an amount equal to the Limit.

4. How you can request a Fixed Rate

At any time following the drawdown of the Loan, if no Event of Default has occurred and is continuing, you may ask us for a fixed rate by making a request in the form set out in schedule 2.

We will use reasonable endeavours to offer you a confirmed fixed rate but we are not obliged to do so. If we agree to offer you a confirmed fixed rate we will do this in a fixed rate quote. The fixed rate quote will tell you what the fixed rate is and for what period it applies (Fixed Rate Period).

5. About the Coronavirus Business Interruption Loan Guarantee

This Loan is supported by the Coronavirus Business Interruption Loan Scheme (CBILS), managed by the British Business Bank, on behalf of, and with the financial backing of, the Secretary of State for Business, Energy and Industrial Strategy.

(a) CBILS Guarantee

We can only make the Loan available to you if we receive a guarantee from the UK Government under CBILS (the CBILS Guarantee). If you do not repay us the full amount of the Loan, the Government will pay some of the amounts due to us instead.

(b) Your responsibility for the repayment of the Loan

The CBILS Guarantee is provided to us and not to you. You are responsible for repaying the whole of this Loan at all times.

If you fail to repay the Loan to us, we can recover the full amount you owe us from any security that may have been provided to us for the Loan. If we are unable to recover the full amount of the Loan from you, or from any security provided to us, the CBILS Guarantee provides us with a partial guarantee for the Loan. We will always try to recover the full amount of the Loan from you or any security provided to us first.

(c) Claiming under the CBILS Guarantee

Where the CBILS Guarantee is called upon, we may be required to make repayments to the UK Government from any amounts we receive by enforcing any security that may have been provided to us for the Loan.

6. Your confirmations to us

You make the following representations and warranties to us on: (i) the date that you sign this letter; (ii) on any date on which you request a drawdown; (iii) any date on which you make a drawdown; and (iv) on each date you make a payment of capital and/or interest to us.

You make these representations and warranties on your behalf and on behalf of any other party which provides guarantees or security to us (other than the CBILS Guarantee) in support of your obligations to us (an Obligor). Any reference to ‘you’ in paragraphs (a) to (o) below refer to you and any Obligor:

(a)	you are duly incorporated or established under the laws of your jurisdiction of incorporation or establishment and you have the power and authorisations needed to own your assets and carry on your business as it is being conducted;

6

(b)	you are able to enter into and perform your obligations under any document required in connection with us providing the Facility to you (the Documents);

(c)	your obligations under the Documents are legal, valid and binding;

(d)	you comply with all laws and regulations (including all environmental laws and regulations) which apply to you;

(e)	no Event of Default or Potential Event of Default is continuing or would result from the drawdown and there are no other events or circumstances which constitute (or would, with the expiry of a grace period, the giving of notice or the making of any determination constitute) a default or termination event (however described) under any other agreement or instrument you are a party to;

(f)	there is no material current, pending or threatened litigation or similar proceedings affecting you or any proceedings that could, if adversely determined, affect you;

(g)	you have good and marketable title to the assets over which the security is granted;

(h)	any security that we have the benefit of has or will have first ranking priority (unless we agree otherwise with you);

(i)	your obligations to us rank pari passu with your other unsecured and unsubordinated obligations to other parties (other than us) unless those other obligations are preferred by law;

(j)	no person has taken any step to commence any insolvency proceedings, or threatened to take any step to commence any insolvency proceedings, in relation to you or, if you are part of a wider group of entities, any member of your group;

(k)	your centre of main interests is situated in the jurisdiction of your incorporation or establishment and you have no establishment in any other jurisdiction;

(l)	any written information provided to us by you or on your behalf was true, complete and accurate in all material respects when it was provided and has not become materially misleading or incorrect;

(m)	you are not required to make any deduction or withholding for or on account of tax, duty or any other charge for any payment you make to us;

(n)	you have conducted your businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws; and

(o)	neither you, nor any subsidiary, director, officer, employee, agent or affiliate of yours nor any of their subsidiaries is, or is owned or controlled by, an individual or entity that is, (i) the subject of any Sanctions, or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions.

What are Sanctions?

Sanctions means any counter-terrorism legislation or any international economic or trade sanctions adopted, administered or enforced by the United Nations Security Council (the Council as a whole or its individual members), the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), the U.S. Department of Commerce Bureau of Industry and Security, the US Department of State, the European Union (the Union as a whole or its member states), Hong Kong or the United Kingdom.

7

7. What you agree to do

We want to build a relationship with you and continue to support your business. For us to do that we expect you to run your business in a commercially prudent manner and keep the nature of your business the same as it is at the start of our relationship. We also expect you to:

(a)	prepare your financial information in accordance with generally accepted accounting standards;

(b)	let us have copies (in a form acceptable to us) of:

i.	your accounts (audited, if required by law) no later than 9 months after your financial year end;

if your accounts have not been audited we can ask that an audit is carried out at your cost by a registered auditor;

(c)	give us any information we reasonably request including information about your financial position or trading activities or anything we need to satisfy our ‘know your customer’ requirements;

(d)	tell us if you or any Obligor breach the agreement or any security or guarantee granted in our favour, if there is a Potential Event of Default or if there is any material litigation or similar proceedings which affect you or any Obligor, or, if you are part of a wider group of entities, any of your group companies; and

(e)	keep your business and assets insured with a reputable insurer against risks that a business carrying on the same or similar business would usually insure against and send us copies of any policies and premium receipts if we ask for them.

If we ask you, you will fully co-operate with us and do what we reasonably ask you to do:

(a)	in connection with: (i) any interest conferred or intended to be conferred on us by or (ii) any of our rights, powers or remedies under, any Document; and/or

(b)	to enable us to realise any Document which we have an interest in.

You also confirm to us that:

(a)	you have and will maintain any licences and/or authorisations you need to run your business;

(b)	you will comply with all laws and regulations (including all environmental laws and regulations) which apply to you;

(c)	you will not use, and you will make sure that, as applicable, no other member of your group, director, shareholder or Obligor will use, directly or indirectly, any part of the Facility for any payments that could constitute a violation of any applicable anti-bribery law,

(d)	you will not, and you will make sure that, as applicable, no other member of your group, director, shareholder or Obligor will, directly or indirectly, use the Facility or lend, contribute or otherwise make available the Facility to any person:

i.	to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions; or

ii.	in any other manner that would result in a violation of Sanctions by any person.

8. Events of Default

If any of these Events of Default occur then we may:

(a)	cancel all or part of the Facility and we will have no further obligations to you;

(b)	stop you from exercising your right to elect to defer any capital repayments;

(c)	demand immediate repayment of all amounts due to us under the Facility;

8

(d)	declare that all or any part of the Loan is repayable on demand; and/or

(e)	enforce any security or guarantees.

An Event of Default will occur if:

(a)	you or any Obligor does not pay any amount due to us under the Documents when due, unless there has been a technical error in making the payment and it is made within 3 business days;

(b)	any of the representations and warranties you or any Obligor makes to us under the Documents is or becomes materially misleading or incorrect;

(c)	you fail to provide any financial information that you are required to give us under clause 7 when due;

(d)	there is a breach of any Document which provides security in favour of us;

(e)	you or any Obligor breaches any provision of the Documents (other than those referred to in (a) to (d) above) unless the breach can be remedied and is remedied within 10 business days of the earlier of you or the Obligor becoming aware of the breach and us notifying you or the Obligor of the breach;

(f)	there is an event of default (however described) under any other finance arrangements you or an Obligor are a party to;

(g)	you or any Obligor rescinds or purports to rescind or repudiates or purports to repudiate any Document;

(h)	any party to any intercreditor or priority arrangements (other than us) breaches the terms of those arrangements (unless such breach is waived by all parties (other than the party in breach));

(i)	there is a change in control of you, any Obligor, or if you are part of a wider group, your group, without our written consent;

(j)	any of the following events occur:

(i)	you, any Obligor, or, if you are part of a wider group, any member of your group, admits that it is, or is declared to be or deemed to be, unable to pay its debts when due;

(ii)	you, any Obligor, or, if you are part of a wider group, any member of your group enter into, or seek or propose, any composition or voluntary arrangement with your creditors or scheme of arrangement of your affairs;

(iii)	any action is taken or any court order is made which adversely affects the whole or a material part of your assets or, if you are part of a wider group, assets of a member of your group;

(iv)

an act, whether by you or another person, which either amounts to, or could directly result in, a formal step being taken for the receivership, administration, bankruptcy, liquidation, dissolution or analogous proceedings of, or in respect of, you or, if you are part of a wider group, any member of your group;

9

(k)	you, any Obligor, or, if you are part of a wider group, any member of your group, terminates or transfers the whole or a substantial part of its business; or

(l)	it becomes unlawful for you and/or an Obligor to comply with the Documents or any obligations under the Documents cease to be legal, valid and binding.

9. Costs and expenses

You will pay to us all our costs and expenses that we incur in connection with the Documents.

If we think we might, or if we have to, enforce or preserve our rights under, the agreement or any security or guarantee granted in our favour in support of your obligations or have to investigate any breach of the agreement or any security or guarantee, you will promptly pay us our costs and expenses associated with us taking such action.

We can debit these costs to your current account with us (or any other nominated account) or your loan account with us. We will tell you what the costs are before we debit them.

10. Increased Costs

You will pay us on demand the amount of any Increased Costs we incur because of:

(a)	a change in (or the interpretation, administration or application of), or the introduction of, a law or regulation;

(b)	compliance with any law or regulation made after the date of this agreement; and/or

(c)	the implementation or application of, or compliance with, Basel III, CRDIV or any other law or regulation which implements Basel III and/or CRDIV.

By Increased Costs we mean additional or increased costs incurred by us or a reduction in our rate of return from the Facility or our overall capital. This will include the consequences of any tax in respect of any payment received or receivable by us under the Facility (other than tax payable on your overall net income).

What are Basel Ill and CRDIV?

Basel Ill means:

(a)	the agreements contained in "Basel Ill: A global regulatory framework for more resilient banks and banking systems", "Basel Ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

CRDIV means, together, the Capital Requirements Regulation (Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 and the Capital Requirements Directive (Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC) of the European Parliament and the Council, as either of the same may be amended, supplemented or restated from time to time.

10

11. Indemnity

You must indemnify us on demand against any costs or losses that we incur because of:

(a)	a breach by you of the agreement;

(b)	the application by you of the Facility;

(c)	us providing funding to you or making arrangements to fund the Facility; and/or

(d)	a cancellation or prepayment of the Facility.

12. Payments

(a)	You must make all payments in cleared funds on the due date for payment or, if that day is not a business day, on the next business day.

(b)	You must make all payments without any deduction or withholding.

(c)	If you are required by law to make any deduction or withholding from a payment, you will promptly pay to us additional sums that will make the net sum received by us equal to the full sum payable had there been no deduction or withholding.

(d)	All amounts payable to us under this agreement shall be deemed to be exclusive of VAT. Where VAT is chargeable, you must pay us an amount equal to the amount of VAT charged.

(e)	We may debit any amount you owe us under the agreement to any account you hold with us (including any accrued interest, fees or costs) even if it causes that account to become overdrawn or for any limit on that account to be exceeded. We will tell you the amount of any fees and/or costs before debiting them from your account.

13. How we use the payments you make

We will apply any payment we receive from you or any other person in connection with the Facility:

(a)	firstly, to discharge all costs, fees and expenses (including legal fees) you owe us;

(b)	secondly, in or towards the discharge of any interest or other amounts owed to us other than principal; and

(c)	thirdly, in or towards the discharge of any principal you owe to us.

14. Interest and fees

We will calculate fees, interest and default interest on a daily basis:

(a)	from the date we make the Facility available to you or, if applicable, the date the payment or fee is payable, until the date of actual payment; and

(b)	on the basis of a 365 day year or, if the market practice in the jurisdiction of the relevant currency differs, in accordance with that market practice.

You will pay us interest in arrears, at the rate specified in this agreement, on the charging dates you have agreed with us (you can ask us what these rates or dates are at any time).

11

If any fee or cost is specified as a percentage, it will be calculated on the total amount of the relevant Limit or Facility (as applicable) unless otherwise stated.

15. Currency

Payments to us should be made in the currency in which they are due. If we receive any money which is in a different currency or if we need to convert any order, judgment or award given in relation to a payment due from you into a different currency, we may convert this at the HSBC Exchange Rate. You must indemnify us on demand against any costs or losses that we incur because of that conversion.

If a change in any national currency unit occurs and affects the currency of the Loan we may amend the terms of this letter to reflect the change without your consent.

If we need to re-denominate the Loan we may ask you to enter into a new agreement on substantially the same terms as this agreement. If you do not agree to the new terms you will be able to prepay the outstanding amounts under this agreement on 5 business days’ notice.

What is the HSBC Exchange Rate?

This is the rate we use to convert payments to and from currencies other than the currency of your payment. It's based on the foreign currency market for each currency we offer so changes constantly. The rate will depend on the size of the payment and whether we are buying currency (because you are receiving a payment) or selling currency (because you are making a payment).

You can find out the rate at any time by contacting us (see our website for contact details http://www.business.hsbc.uk/en-gb/contact-us).

16. Set-off

If you have money in one of your accounts (except for trust, client or joint accounts), we may set it off against any amount you owe us which is due for payment on other accounts (including money you owe on a joint account) so it reduces or repays the amount you owe us. We’ll only do this with accounts in your name.

In exercising our right, we may use any amounts you have in a fixed term deposit account and, where those deposits are not in the same currency as the amount owed, we may convert those amounts to the currency of the amount owed using our HSBC Exchange Rate. We may also adjust the amount of interest we pay you.

17. Transfer

You can’t transfer any of your rights and obligations under this agreement.

We can transfer any of our rights and obligations under this agreement to anyone.

You will, at our expense or at the expense of the person we transfer our rights and/or obligations to, do anything that we reasonably request to effect the transfer.

18. Third party rates

If there is a change to any third party rate (for example the Bank of England Base Rate) the change will take effect on the same business day that the change is published.

12

19. Certificates and determinations

Any rate or amount under any Document that we certify or determine will, unless there is a manifest error, be conclusive evidence of the relevant matter.

20. Sharing information

If we make a reasonable request for information, you must give it to us as soon as possible. If you don’t, or we suspect fraudulent or criminal activity of any kind:

(a)	we might try to get it from another source; and/or

(b)	we can terminate the Facility or suspend access to services.

You must make sure the information you give us is accurate and up to date and tell us within 30 days if anything changes.

We’ll use your information as explained in our Privacy Notice (available at www.business.hsbc.uk/legal).

You consent to us sharing any information about you, the Facility and/or the agreement with:

(a)	any person that we might transfer or have transferred our rights to under the agreement;

(b)	any person that we might enter into or have entered into any sub-participation with or any other transaction under which payments are to be made or may be made by reference to any of the Documents or any person who might or does invest in or finance such a transaction;

(c)	any member within the HSBC Group, being HSBC Holdings plc and its subsidiary companies from time to time;

(d)	any rating agency or other person that we have to send that information to under any applicable law or regulation or where requested by a regulatory authority or by the rules of a stock exchange or in connection with any litigation or similar proceedings;

(e)	any insurer who is or who proposes to provide insurance to us in respect of a Facility; and

(f)	any employees, officers, directors, affiliates, auditors or professional advisers of any of the above persons.

21. Compliance with laws and regulations

We and you are each required to comply with the laws and regulations that apply to us, in the countries where the HSBC Group does business. These include, among others, laws and regulations that:

(a)	prohibit criminal conduct, such as fraud, bribery and corruption, money laundering, terrorist financing, insider dealing, market manipulation and tax evasion;

(b)	impose asset freezes, economic and other sanctions; and

(c)	require us to have controls, policies and procedures to prevent our services from being used for financial crime.

In the event we reasonably consider that the performance of this agreement, or any part of it, would cause us to breach any law or regulation that applies to us:

(a)	we will not be required to perform that part of this agreement; and

(b)	we will not be liable to you in any way for not performing it.

13

22. Third party rights

This agreement is between you and us, therefore a person who is not a party to the agreement will not have any rights to enforce it.

23. Waiver

No failure or delay by us in enforcing any of our rights under the agreement will mean that we have given up those rights, in whole or in part, or prevent us from enforcing those rights in the future.

24. Tax

It’s up to you to meet your tax responsibilities in the UK and elsewhere. Some countries’ tax laws may apply to you even if you don’t have a business there. As you’re responsible for your own tax obligations, no HSBC Group member is responsible for this or provides tax advice. It’s your choice whether to seek independent legal and tax advice.

25. Events outside our control

Sometimes events happen which are outside of our reasonable control. These events can include natural events (such as a flood) and power failure and are often called force majeure events. If such an event does happen and it prevents or delays our performance of any of our commitments, we will not be liable to you as a result.

26. Security

Any amount that you owe us under this agreement will be secured by all the security that we already hold (or which we may hold in the future) in respect of your liabilities to us.

27. What laws apply to this agreement?

This agreement and any non-contractual obligations are governed by the laws of England and Wales and you and we both agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with the agreement.

28. Some final useful information about your Facility

Please also note the following terms that apply to your Facility:

(a)	Unless we have told you otherwise in this agreement, if we agree with you to amend any term of this agreement any amendment will only be effective if in writing and signed by both of us.

(b)	Your obligations under this agreement shall not be secured on any land or buildings to the extent that that security would make this agreement a “regulated mortgage contract” for the purposes of the UK Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (SI 2001/544). This provision will always take priority over any provision in any security document you enter into.

(c)	If you need to contact us in connection with the Facility you should write to, or email, your relationship manager/director or otherwise you can find our contact details at https://www.business.hsbc.uk/en-gb/contact-us

(d)	We’ll contact you or a person you’ve authorised us to contact, using the most recent address (postal or email) or telephone number you or they have given us. You must let us know as soon as possible if the contact details for you or any authorised person change. If you don’t, you might not get information or notices from us – we won’t be responsible for this.

(e)	If we send you a letter, you will be deemed to have received it at 12pm on the business day two days after we have posted the letter. In this agreement, by business day, we mean any day other than a Saturday, Sunday or public holiday in the United Kingdom, where we are open for business. If we email you, or use a platform or other electronic channel, you will be deemed to have received the notice or demand at the time the email was sent or, as applicable, at the time the notice or demand is notified to you on the relevant platform or electronic channel.

14

29. Right of appeal to lending conditions

You may have a right to appeal against the terms and conditions that we have offered. See the Lending Appeals Guide page on the Bank’s website (currently http://www.business.hsbc.uk/en- gb/contact-us/contact-us-appeals-for-borrowing-page) for details.

30. How to make a complaint

(a)	If you have a complaint, please contact us using the details below. We’ll send you a written acknowledgement within five working days and keep you informed of our progress until your complaint has been resolved. We’ll do everything we can to sort out the problem.

You can contact us:

At Branch:	Customers can visit a branch and speak to our dedicated members of staff face to face

By Telephone:	Customers can give us a call on 03457 606060 (+44 1226 260878)

Online:	Customers can email us at customer.care.team@hsbc.com. Alternatively customers can complete our online complaint form. A member of our dedicated team will be in contact with the customer shortly.

By Letter	Customers can write to us at the following address

Customer Care Team HSBC UK PO Box 6125 Coventry CV3 9GW

(b)	If you still remain dissatisfied, you may be able to refer your complaint to the Financial Ombudsman Service using the contact details set out below. If you’re not eligible to use the Ombudsman Service, please note that, at the date of this agreement, we don’t use any alternative dispute resolution services.

●	Financial Ombudsman Service, Exchange Tower, London, E14 9SR

●	www.financial-ombudsman.org.uk

●	complaint.info@financial-ombudsman.org.uk

31. Accessibility

(a)	To find out more about our accessible service please visit www.hsbc.co.uk/accessibility or ask at any of our branches.

(b)	If you’d like this in another format such as large print, Braille or audio, please contact us.

15

32. About us and our authorisation details

(a)	HSBC UK Bank plc is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

(b)	Our Financial Services Register number is 765112. You can check these details by visiting the Financial Conduct Authority’s website www.fca.org.uk or contacting them on 0800 111 6768.

(c)	HSBC UK Bank plc is a company registered and established in England and Wales under registration number 09928412. Our registered office is at 1 Centenary Square, Birmingham, B1 1HQ, United Kingdom. Our VAT registration number is GB365684514.

To accept this agreement, please sign this agreement where indicated below and arrange for it to be returned to us. If you do not sign this agreement and return it to us within 30 days from the date specified on the front page, the offer set out in this agreement will lapse.

If we indicate as such to you, this letter may be signed by electronic signature (as defined in the Electronic Communications Act 2000) and shall have the same legal effect, validity and enforceability as if signed by hand written signature to the extent and as provided for in any applicable law (including the Electronic Communications Act 2000).

We can each sign different copies of this letter and these copies will, together, form a single agreement. Signed for and on behalf of HSBC UK Bank plc.

Signed:	/s/ James Allingham

This agreement, signed for and on behalf of Global Telesat Communications Limited with authority to do so.

Signed:	/s/ David Phipps

Print name:	David Phipps

Date: July 16, 2020

16

SCHEDULE 1

DRAWDOWN REQUEST

From:	Global Telesat Communications Limited

To:	HSBC UK Bank plc

Dated: __________________

Dear Sirs

CORONAVIRUS BUSINESS INTERUPTION LOAN SCHEME FACILITY LETTER DATED 29th April 2020 (THE “AGREEMENT”)

We refer to the Agreement. This is a drawdown request. When we use capitalised terms in this drawdown request, these have the same meaning as in the Agreement.

1.	We wish to draw down the Loan on the following terms:

(a)	Drawdown Date:	_________________ (or, if that is not a business day, the
(b)	next business day).[1] Amount:	£ _________________ [2]

2.	The proceeds of the Drawdown should be credited to:[3]

Bank:

Account name:

Account number:

Sort code:

3.	We confirm that we have provided everything you require under clause 2 of the Agreement.

4.	We agree that the applicable interest rate shall be determined as set out in the Agreement.

5.	We confirm that no Event of Default has occurred and is continuing and that no Potential Event of Default would arise from the proposed draw down.

6.	We confirm that each of the representations we have made to you in the Agreement are true.

7.	This drawdown request is unconditional and irrevocable.

Yours faithfully

..........................................

Director for and on behalf of

Global Telesat Communications Limited

1 Please complete the Drawdown Date.

2 Please complete the amount of Drawdown

3 Please complete the details of the bank account for receiving proceeds of the Drawdown

17

SCHEDULE 2

FIXED RATE REQUEST

To:	HSBC UK Bank plc

Dated: ________________

Dear Sirs

CORONAVIRUS BUSINESS INTERUPTION LOAN SCHEME FACILITY LETTER DATED 29th April 2020 (THE “AGREEMENT”)

When we use capitalised terms in this fixed rate request, these have the same meaning as in the Agreement.

1.	This is a fixed rate request in accordance with clause 4 of the Agreement.

2.	We request a fixed rate for a Fixed Rate Period of __________ months from ____________ (date).

3.	We confirm that the full amount of the Loan will be subject to the Fixed Rate.

4.	This fixed rate request is irrevocable.

Yours faithfully

..........................................

Director for and on behalf of

Global Telesat Communications Limited

18

SCHEDULE 3

CBILS BORROWER SIDE LETTER

Dear Borrower

1. CORONAVIRUS BUSINESS INTERRUPTION LOAN SCHEME – CBIL Scheme

Following the announcement by Chancellor Rishi Sunak on 11 March 2020 we are writing to inform that your facility is being provided to you under the CBIL Coronavirus Business Interruption Loan Scheme (the “CBIL Scheme”).

The CBIL Scheme is delivered through the Enterprise Finance Guarantee (“EFG”) framework. References to “EFG” or the “Enterprise Finance Guarantee” in any communications from your finance provider should be read as references to the CBIL Scheme.

2. CBIL GUARANTEE

Your lender’s ability to provide you with this facility is dependent upon your lender receiving a guarantee from the UK Government under the CBIL Scheme. The guarantee provides your lender (and not you) with a partial guarantee, should you default on repaying this facility. You remain responsible for repaying the whole of this facility at all times.

3. SCHEME GUARANTEE FEE

You will not be required to pay any Scheme Guarantee Fee for the term of your CBIL Scheme Facility. Your Scheme Facility Letter and the Information Declaration you are asked to sign may refer to you paying a Scheme Guarantee Fee, this letter supersedes any parts of the Scheme Facility Letter and the Information Declaration that mention a “fee”. You will be sent a Guarantee Fee Payment Schedule by your lender, this should show the Scheme Guarantee Fee payable by you as being zero.

Yours faithfully,

For and on behalf of British Business Financial Services Limited as agent for the Secretary of State for Business, Energy and Industrial Strategy

19